Pelareorep Induces Coordinated Antiviral Immune Responses and Enhanced Antitumor Immunity in Multiple Myeloma Patients

Single-cell sequencing demonstrates pelareorep’s ability to remodel the tumor microenvironment in a hematological cancer

SAN DIEGO, CA, November 9, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced translational data in heavily pretreated relapsed/refractory multiple myeloma patients, which will be presented at the 68th American Society of Hematology (“ASH”) Annual Meeting and Exposition.

Title: Pelareorep induces innate and adaptive antiviral immune activation in relapsed/refractory multiple myeloma: Single-cell analysis from a Phase 1b/2 trial
Abstract Number: 2183
Presentation Type: Poster
Presentation Date: Saturday, December 12, 2026

Highlights from the abstract include:
•The Phase 1b/2 trial evaluated bortezomib (“BOR”), dexamethasone (“DEX”), and pembrolizumab (“Pemb”) in Cohort 1 and pelareorep plus BOR, DEX, and Pemb in Cohort 2 in patients with relapsed/refractory multiple myeloma. Patients had a median of four prior lines of therapy, with a range between three and eleven.
•Myeloid cells demonstrated enhanced antigen-presenting activity, including increased CD80 expression and reduced FCGR2B expression, suggesting an improved ability to stimulate antitumor T cell responses.
•Multiple myeloma cells exhibited increased apoptotic and p53 signaling and reduced MYC pathway activity, indicating direct biological effects on tumor cells alongside immune activation.
•There were notable increases in populations of CD8 effector memory (“CD8 EM”) T cells, as well as upregulation of genes linked to T cell activation, antiviral activity, and cytotoxic function.
•Patients who showed a clinical response to treatment displayed greater expansion of CD8 EM T cells, in addition to lower levels of CD8 T cell exhaustion and terminal differentiation compared to non-responders.

“These changes are consistent with pelareorep’s mechanism of action and ability to remodel the tumor microenvironment, specifically its ability to activate TLR3-mediated antiviral signaling,” said Thomas Heineman, MD, PhD, Chief Medical Officer of Oncolytics. “These single-cell sequencing data provide evidence that pelareorep can enhance immunological activity within the tumor microenvironment, demonstrating its potential immunotherapeutic activity and supporting further evaluation in combination with other immune-based treatments.”

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the U.S. Food and Drug Administration for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; the translational data from the Phase 1b/2 trial and its potential implications; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com